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Exhibit 99.02

PRICE LEGACY CORPORATION
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME-UNAUDITED

For the year ended December 31, 2001 and the six months ended June 30, 2002
(dollars in thousands, except share and per share information)

        The following unaudited Pro Forma Condensed Consolidated Statements of Income have been presented as if the sales of the two self-storage properties and the acquisition of Dulles Town Crossing had occurred on January 1, 2001. The unaudited Pro Forma Condensed Consolidated Statements of Income should be read in conjunction with the consolidated financial statements of the Company filed on Form 10-K and Form 10-Q for the year ended December 31, 2001 and the period ended June 30, 2002 respectively, and the Historical Summary of Operating Revenues and Direct Operating Expenses for the Property Acquired by Price Legacy Corporation included elsewhere herein. In management's opinion, all adjustments necessary to reflect these transactions have been made. The property acquired was recently developed and is in the lease-up phase in the periods presented. The unaudited Pro Forma Condensed Consolidated Statements of Income are not necessarily indicative of what actual results of operations of the Company would have been had the the two self-storage properties been sold as of January 1, 2001 or had Dulles Town Crossing been acquired or stabilized as of January 1, 2001, nor do they purport to represent the results of operations of the Company for future periods. The Pro Forma adjustments only reflect continuing operations and exclude the gains from the sale of the two self-storage properties.

	For the Year Ended December 31, 2001			For the Six Months Ended June 30, 2002
	Historical	Pro Forma Adjustments	Company Pro Forma	Historical	Pro Forma Adjustments	Company Pro Forma
Rental Revenue:	$82,932	$(1,974)	$80,958	$60,985	$518	$61,503
Operating expenses excluding depreciation and amortization:	(26,290)	801	(25,489)	(23,607)	(572)	(24,179)
Depreciation and amortization	(11,268)	(445)	(11,713)	(8,576)	(222)	(8,798)
Interest expense (A):	(16,793)	(1,631)	(18,424)	(12,278)	(818)	(13,096)
Other:	8,098	—	8,098	2,702	—	2,702
Gain on sale of real estate	1,322	—	1,322	291	—	291
Discontinued operations:	—	—	—	(211)	—	(211)

Net income:	38,001	(3,249)	34,752	19,306	(1,094)	18,212
Dividends to preferred stockholders:	(37,442)	—	(37,442)	(24,308)	—	(24,308)

Net income (loss) applicable to common stockholders:	$559	$(3,249)	$(2,690)	$(5,002)	$(1,094)	$(6,096)

Net income (loss) per common share:
Basic	$0.03		$(0.13)	$(0.12)		$(0.15)

Diluted	$0.03		$(0.13)	$(0.12)		$(0.15)

A — Pro Forma interest reflects $49,500 of new mortgage debt at an interest rate of 5.88%. and the repayment of a $8,600 mortgage on a self-storage property sold with an interest rate of 9%.

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PRICE LEGACY CORPORATION PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME-UNAUDITED For the year ended December 31, 2001 and the six months ended June 30, 2002 (dollars in thousands, except share and per share information)